UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 13, 2006

BEA SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-22369	77-0394711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

2315 North First Street, San Jose, CA	95131
(Address of Principal Executive Office)	(Zip Code)

(Registrant’s telephone number, including area code)

(408) 570-8000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of November 13, 2006, the Board of Directors of BEA Systems, Inc., a Delaware corporation (the “Company”), appointed Robin A. Abrams to serve as a member of the Company’s Board of Directors. Ms. Abrams is also expected to be appointed to the Nominating and Governance Committee of the Board of Directors. The size of the Board of Directors was increased to nine (9) in connection with Ms. Abrams’ appointment. As a new appointee to the Board of Directors, Ms. Abrams shall be entitled to a non-qualified stock option grant to purchase 100,000 shares of the Company’s common stock, and a pro-rated portion (based on the portion of the Company’s current fiscal year that Ms. Abrams will serve as a director of the Company) of (i) the $30,000 cash retainer payable to non-employee directors of the Company upon the commencement of each fiscal year and (ii) the restricted stock retainer payable in shares of the Company’s common stock equivalent in value to $30,000 granted to non-employee directors of the Company upon the commencement of each fiscal year, as set forth in the Company’s equity compensation plans and policies, the material terms of which are described in the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEA SYSTEMS, INC.

By:	/s/ Mark P. Dentinger
Mark P. Dentinger
Executive Vice President and Chief Financial Officer

Date: November 15, 2006